Exhibit 99.1

Voyant Obtains Equity Financing Commitment of up to $5,000,000 from Ascendiant Capital

MOUNTAIN VIEW, Calif., April 14, 2009 – Voyant International Corporation (OTCBB: VOYT), a diversified media and technology holding company dedicated to improving the quality of the digital world for both businesses and consumers, announced today it has obtained an equity financing commitment of up to $5,000,000 from Ascendiant Capital Group, LLC, a private equity firm, and its affiliate, Ascendiant Equity Partners, LLC.

During the 24-month term of the equity financing commitment, Voyant may sell shares of its common stock to Ascendiant up to the total commitment amount.   Voyant will determine, at its sole discretion, the timing and amount of any sales of its stock, subject to certain conditions.    Additional details will be provided in an 8-K filing with the SEC.

This equity financing commitment is one of several financing strategies that Voyant is pursuing to further its business plan and key projects during 2009 and 2010.  Voyant’s management team believes that this equity financing facility provides the company with a flexible, low-cost alternative to other forms of debt and equity financing currently available in the market.

About Voyant

Voyant is a media and technology holding company focused on bringing innovative technologies, media assets, and strategic partnerships together to deliver next-generation commercial and consumer solutions to empower, enhance, and enrich our digital world. The company works with strategic partners in the technology and entertainment sectors to locate, partner with, and acquire complementary technologies and media assets that position the company in the value chain from content creation to direct distribution to the consumer. More information can be found at http://www.voyant.net. To receive public information, including press releases, conference calls, SEC filings, profiles, investor kits, news alerts and other pertinent information, please register at http://www.voyant.net/investorpass.

About Ascendiant

Established in 2001, Ascendiant Capital Group, LLC provides investment capital and strategic guidance to public and private emerging growth companies.  For additional information, please visit http://www.ascendiant.com.

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Voyant Media and Investor Contact:

Shelly Fabian
Parallel Marketing Services

(407) 517-4835

info@pms-marketing.com